Exhibit 99.1
PRESS RELEASE

Flex Completes Acquisition of Anord Mardix

San Jose, Calif., December 1, 2021 – Flex (NASDAQ: FLEX) announced today it has completed its previously announced $540 million all-cash acquisition of Anord Mardix, a global leader in critical power solutions, from private equity firm Bertram Capital. The acquisition strengthens Flex’s Industrial business, adding to Flex's portfolio of power solutions and expanding its offerings in the rapidly growing data center market.

“We are excited to complete this transaction and welcome the Anord Mardix team to Flex,” said Revathi Advaithi, CEO of Flex. “This transaction advances Flex’s shift toward higher margin lines of business and meaningfully strengthens our ability to offer leading data center power solutions for new and existing customers around the world.”

Anord Mardix is projected to generate approximately $360 million in revenue in calendar year 2021, and the transaction is expected to be accretive to adjusted earnings per share and deliver mid-teens EBITDA margins in fiscal year 2023, which begins April 1, 2022. For reporting purposes, Anord Mardix will be included in the Industrial business unit inside Flex's Reliability Solutions segment.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to the expected benefits of the acquisition of Anord Mardix and Anord Mardix's expected revenue and impact on Flex’s financial results. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: the possibility that Flex may not fully realize the projected benefits of the acquisition; the possibility that Anord Mardix's revenue and earnings may not meet expectations; business disruption following the acquisition; diversion of management time on acquisition-related issues; the reaction of customers and other persons to the acquisition; and other events that could adversely impact the expected benefits of the acquisition, including the ongoing COVID-19 pandemic and other industry or economic conditions outside of our control. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Flex’s overall business, including those more fully described in Flex’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended March 31, 2021 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements.

About Flex

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.

Investors & Analysts
David Rubin
Vice President, Investor Relations
investor.relations@flex.com

Media & Press
Mark Plungy
Director, Corporate Integrated Communications
(408) 442-1691
Mark.Plungy@flex.com

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